CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Dyadic International, Inc. 2001 Equity Compensation Plan for the registration of 5,133,823 shares of common stock, of our report dated August 6, 2004 (except for the section of Note 1 under Merger, Private Placement of Common Stock and Other Related Transactions, and the first paragraph of Note 2, as to which the date is December 27, 2004), with respect to the consolidated financial statements of Dyadic International, Inc. as of December 31, 2003, and for each of the two years in the period ended December 31, 2003, included in Form 8-K/A (Amendment No. 2) dated October 29, 2004, filed with the Securities and Exchange Commission on December 30, 2004.

                                                  /s/ Ernst & Young LLP
                                                  Certified Public Accountants
Fort Lauderdale, Florida
January 21, 2005